Exhibit 5.1

June 7, 2023

Tenon Medical, Inc.

104 Cooper Court

Los Gatos, CA 95032

Ladies and Gentlemen:

We have acted as counsel to Tenon Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 and the preliminary prospectus forming a part of the registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus relates to the registration of the proposed offering of (i) up to 16,465,422 units, each unit consisting of one share (each a “Share”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and two warrants to purchase one share of Common Stock each (the “Warrants” and such shares of Common Stock issuable upon the exercise of the Warrants, the “Warrant Shares”) and (ii) up to an aggregate of 16,465,422 pre-funded units, each pre-funded unit consisting of one pre-funded warrant (each a “Pre-Funded Warrant”) to purchase one share of Common Stock (each a “Pre-Funded Warrant Share”) and two Warrant. For each pre-funded unit the Company sells, the number of Shares offered will be decreased on a one-for-one basis. The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Warrants, and the Warrant Shares are collectively referred to as the “Securities.”

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Second Amended and Restated Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Securities Purchase Agreement; (v) the form of Placement Agency Agreement, (vi) the form of Pre-Funded Warrant, (vii) the form of Warrant, and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto and the Shares have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto and the Pre-Funded Warrants have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company.

3.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto and the Warrants have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Warrants will constitute valid and legally binding obligations of the Company.

4.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto, the Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for by the investors pursuant to the terms of the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement (a) the Pre-Funded Warrant Shares will have been duly authorized for issuance, and (b) if, as and when issued against payment in full of the consideration payable therefor in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

5.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto, the Warrants have been duly executed by the Company and delivered to and paid for by the investors pursuant to the terms of the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement (a) the Warrant Shares will have been duly authorized for issuance, and (b) if, as and when issued against payment in full of the consideration payable therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Pre-Funded Warrants and the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very Truly Yours

/s/ Carmel, Milazzo & Feil LLP

Carmel, Milazzo & Feil LLP